EXHIBIT 25



                                FREE TRANSLATION
                                ----------------

                                  CONFIDENTIAL
                                  ------------





                                 STOCK PURCHASE
                                 --------------

                             OF CHILESAT CORP. S.A.
                             ----------------------


                                     BETWEEN

                          REDES OPTICAS S.A. AND OTHER
                          ----------------------------


                                       AND


                            TELMEX CHILE HOLDING S.A.
                            -------------------------


In Santiago, Chile, on April 28, 2004, appearing REDES OPTICAS S.A., Tax Payer Number 96.978.570-6, a corporation validly incorporated and existing under the laws of the Republic of Chile (hereinafter also referred to as "REDES") and REDES OPTICAS (CAYMAN) CORP., a corporation validly incorporated and existing under the laws of the Cayman Islands (hereinafter also referred to as "REDES CAYMAN"), each of which are duly represented by Mr. Gerardo Varela Alfonso, national identity number 6.356.972-0, and by Mr. Matias de Marchena Vicuna, national identity number 9.979.914-5, all domiciled for these purposes at Avenida Andres Bello 2711, Floor 19, Las Condes, Santiago, (hereinafter Redes and Redes Cayman are referred to jointly as "SELLERS"); and for the other part TELMEX CHILE HOLDING S.A., Tax Payer Number 96.901.710-5, a corporation validly incorporated and existing under the laws of Chile, (hereinafter also referred to as the "BUYER"), duly represented by Mr. Jorge Portillo Juarez, Mexican passport number 03340031145, and by Mr. Juan Francisco Gutierrez Irarrazaval, national identity number

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6.693.164-1, all domiciled for these purposes at Avenida El Golf No. 40, Floor
20, Las Condes, Santiago; both the Sellers and the Buyer are referred to also as the "PARTIES" and individually as the "PARTY", and they declare through this instrument that they come to enter into a purchase and sale of Chilesat Corp. S.A. stock, under the terms and conditions provided by this instrument (hereinafter referred to as the "STOCK PURCHASE").

ANTECEDENTS
-----------

1. Redes Cayman is the current owner of 117,565,186 shares of stock in Chilesat Corp. S.A., a public corporation, registered in the Security Registry of the Superintendent of Securities and Insurance under number 350, validly incorporated and existing under the laws of the Republic of Chile (hereinafter also referred to as the "Company"), representing 25.0305% of the total stock issued, subscribed and fully paid of the Company. In addition, Redes is the current owner of 70,310,008 shares of stock of the Company, representing 14.9695% of the total stock issued, subscribed, and fully paid of the Company (the aforementioned shares owned by the Sellers will also be referred to for the purposes of the Stock Purchase as the "Shares");

         The Shares are registered in the Shareholder Registry of the Company in the name of Redes Cayman under share certificate number 8.453 and in the name of Redes under share certificate numbers 7.937 and 8.455.

2. Redes acquired control of the Company by virtue of a capitalization of loans carried out on April 26, 2002, which was done as a consequence of and pursuant to the judicial agreements of the Company and its affiliate, Chilesat S.A., approved by the Twenty-Eighth Civil Court of Santiago by resolutions of January 25, 2002. The Sellers acquired the Company, and Redes acquired control of the same on the basis of the balance sheet and financial statements of the Company and its affiliates as of December 31, 2001, and on the basis of the reports issued by the receiver of the Company, Mr. German Sandoval M. and by the receiver of its affiliate Chilesat

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         S.A., Mr. Jose Manuel Edwards E. Before April 26, 2002, the majority of the shares of the Company and its affiliate, Chilesat S.A. were owned directly and indirectly by a group of creditors of the Company in accordance with precautionary judicial agreements agreed to by a meeting of creditors of said corporations on June 11, 1999.

3. Pursuant to the contracts entered into before the date of this agreement with third parties and which remain in effect, the Sellers have the right to require those third parties to sell 18,905,980 shares of the Company, approximately representing 4.0252% of the total shares issued, subscribed and fully paid by the Company (these 18,905,980 shares are denominated "Drag Along Shares"). The Drag Along Shares are not part of this Stock Purchase.

         Corporations related to the Sellers are owners of 20,406,103 shares of the Company, which represent 4.3446% of the total shares issued, subscribed and fully paid by the Company, which are currently pledged for the benefit of Banco de Chile and cannot be subject to any liens and cannot be sold (these shares are denominated hereinafter as "Pledged Shares"). The Pledged Shares are not part of this Stock Purchase.

FIRST:  DEFINITIONS AND ANNEXES

1.  Definitions
    -----------

For purposes of this Stock Purchase, and without prejudice to the definitions contemplated in the other sections of this instrument, and unless the context clearly indicates another meaning, the terms described herein will have the meaning that to each one of those terms is ascribed as follows:

1.1. "Shares" has the meaning given to such term in paragraph One of the Antecedents of this Stock Purchase.

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1.2.     "Drag Along Shares" has the meaning given to such term in paragraph
         Three of the Antecedents of this Stock Purchase.

1.3. "Pledged Shares" has the meaning given to such term in paragraph Three of the Antecedents of this Stock Purchase.

1.4. "Governmental Authority" means any authority, self-governing agency, tribunal, court, commission, whether municipal, governmental, administrative, controlling authority or other similar entity (including any division or political subdivision of the same).

1.5.     "Notice of Acceptance" has the meaning given to such term en Section
         7.4.4 of this Stock Purchase.

1.6. "Notice of Claim" has the meaning given to such term in Section 7.4.1 of this Stock Purchase.

1.7. "Balance" has the meaning given to such term in section 4.6 of this Stock Purchase.

1.8.     "Working Capital" has the meaning assigned to it in ANNEX 1.8.

1.9. "Company" has the meaning given to such term in paragraph One of the Antecedents of this Stock Purchase.

1.10. "Buyer" has the meaning given to such term at the beginning of this Stock Purchase.

1.11.    "Damage" has the meaning indicated in Section 7.2.1 of this contract.

1.12. "Net Debt" has the meaning assigned to it in ANNEX 1.12, in which net debt is identified.

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1.13.    "Day" or "days" means calendar days.

1.14. "Business Days" means every day of the week excluding Saturdays, Sundays and bank holidays in the Republic of Chile.

1.15. "EBITDA" means the operational result before the depreciation and amortization of the fiscal year such as it appears in Note 29 of the Balance.

1.16. "Relevant Detrimental Effect" means a detrimental effect which substantially affects the business, financial, economic, or legal conditions, or the results of the operations of the Company and/or its Affiliates, considered in their entirety and that have not been reflected in the Balance or on its Notes. In the case of a discrepancy between the Parties, with respect to the relevance of a detrimental effect, the economic value of any damage or individual loss or its sum shall be presumed to be the amount subject to indemnification under the Seventh Clause of this Stock Purchase.

1.17. "Affiliate" or "affiliate" corresponds to the definition of that term contained in the current Article 86 of Law 18.046 regarding Corporations. ANNEX NO. 1.17 lists the Affiliates of the Company and the percentages owned by the Company of said Affiliates.

1.18. "Encumbrances" or "Encumbrance" means any mortgage, pledge, charge, use, rent, prohibition, seizure, limitation on ownership, pending judgments, precautionary, judicial or prejudicial measures, option or preference, contractual limitation, pending debt for balance of price or for any other concept, including any right of third parties over an asset or its fruits or other limitation on full ownership, transfer, availability and/or exercise of the rights related to ownership of the asset subject to such encumbrance, in accordance with the law and any other encumbrances in general, whether legal, judicial, or contractual.

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1.19.    "Taxes" means any income tax, tax on stamps and seals, contributions of real property, taxes on assets or value added tax, taxes on capital earnings, municipal franchise, customs fees and any other tax, right or contribution, contemplated in Chilean legislation or in any other legislation of any country in which the Company or its Affiliates do business, including any withholding tax and any provisional monthly payment, in conjunction with any additional interest or fine, or any additional amount charged by a Governmental Authority responsible for the imposition of any similar tax.

1.20. "Fair Knowledge and Understanding" means the degree of knowledge which a controlling shareholder of a Chilean public Corporation has with respect to the business of said open Corporation, in accordance with the law.

1.21.    "Securities Market Law" means Law No. 18.045 and its modifications.

1.22. "Party," "Parties," "party," or "parties" have the meanings given to such terms at the beginning of this Stock Purchase.

1.23. "Indemnified Party" has the meaning given to such term in Section 7.4.1 of this Stock Purchase.

1.24.    "Indemnifying Party" has the meaning given to such term in Section
         7.4.1 of this Stock Purchase.

1.25. "Liabilities" means the obligations and contingencies of the Company and its affiliates, which should be reflected in their respective balances and financial statements in accordance with generally accepted accounting principles in Chile complemented by regulations issued by the SVS and by the accounting criteria and itemization consistently applied by the Company for the 2002 and 2003 fiscal years.


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1.26.    "Person" means natural persons and entities, including associations, corporations, individuals, and any other entity or organization.

1.27.    "Subtel" means the Undersecretary of Telecommunications.

1.28.    "SVS" means the Superintendence of Securities and Insurance.

1.29.    "$" means Chilean pesos, legal tender of the Republic of Chile.

1.29.    "US$", "Dollars" means dollars of the United States of America.

1.30. "Sellers" has the meaning given to such term at the beginning of this Stock Purchase.

1.31. "Arbitrator" means the arbitrator of those designated in the Tenth Clause who has accepted the letter of instructions which is included as an annex to the Stock Purchase Contract, or the one who succeeds or replaces him.

2. Annexes
----------

2.1)     Annex 1.8: Working Capital

2.2)     Annex 1.12: Net Debt

2.3)     Annex 1.17: Affiliate Chart

2.4)     Annex 3: Deposit Agreement and Mandate

2.5)     Annex 4.12: Listing of Telecommunications Concessions

2.6)     Annex 4.14: Listing of Commercial Trademarks

2.7)     Annex 6: Format of Notice to the SVS and to the SEC

2.8)     Annex 7.2.7: Letter of Instructions to the Arbitrator

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SECOND:  STOCK PURCHASE

Through this instrument, Redes Cayman sells, conveys, and transfers all of its Shares to Telmex Chile Holding S.A., for whom its representatives, already individualized at the beginning buy, accept and acquire 117,565,186 shares issued by Chilesat Corp. S.A., all of which are subscribed and fully paid for corresponding to share certificate number 8.453, representative of 25.0305% of the total amount of stock issued, subscribed, and fully paid of the Company.

At the same time, through this instrument, Redes sells, conveys and transfers to Telmex Chile Holding S.A., for whom its representatives, already indicated, buy, accept and acquire the quantity of 70,310,008 Shares issued by Chilesat Corp. S.A., all of which are subscribed and fully paid for corresponding to the share certificates numbers 7.937 and 8.455, representative of 14.9695% of the total shares issued, subscribed and fully paid of the Company.

The Shares are sold, conveyed and transferred free of any Encumbrances, with all political and economic rights, subscription options of pending shares, credits and interests, through the concept of capital, corporate funds of any nature, end, or denomination, such as reserves, appreciating funds, etcetera, of loans, utilities, dividends, including those accumulated or not, without distribution, even when pending compliance agreements exist for the distribution, or for any other title whereby each of the Sellers are holders of the Shares. Without prejudice to the aforementioned concepts, the Sellers declare that no agreement of distribution of pending dividend payments exists.

The Sellers make delivery in this act to the Buyer of the representative certificates of the Shares which through this act are sold, corresponding to certificate numbers 7.937, 8.453 and 8.455. The registration of the present stock purchase is effected in this act in the Shareholder Registry of the Company on the basis of this Stock Purchase and on the corresponding forms of share transfer and share certificates referred to, and through this

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act, the Company issues new certificates under the name of the Buyer for the amount of the Shares.

THIRD:  PRICE OF THE STOCK PURCHASE

The price of the sale of the Shares is $154.23 (one hundred fifty-four pesos and twenty-three cents) per share, and therefore, the sole, total and conclusive price for the Shares equals $28,975,991,171 (twenty-eight billion, nine hundred seventy-five million, nine hundred ninety-one thousand, one hundred seventy-one pesos), the sum which the Buyer pays in this act in the form of cash upfront money to Redes Cayman and Redes, in proportion to the number of shares sold by each Seller to the Buyer under the terms of this instrument, by deposit in Deutsche Bank, who has obligated itself to administer the funds in accordance with the Deposit Agreement and Mandate executed on this date and which is included as ANNEX 3 of the present Contract. The Sellers declare the receipt of the sale price of their respective shares and their complete satisfaction and agreement.

This price may be reduced through application of the Seventh Clause of this contract.

FOURTH:  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Through this instrument the Sellers grant jointly, severally and irrevocably in the exclusive benefit of the Buyer, the following representations and warranties, which, when made in connection with the Company and its Affiliates, it is understood that they refer to the facts, acts or omissions which occurred in the period between April 26, 2002 and today's date.

4.1.     Incorporation and Existence of the Corporation
         ----------------------------------------------

         The Company is a public corporation (sociedad anonima), registered with the Registry of Securities of the Superintendence of Securities and Insurance under the number 350, validly incorporated and existing under the laws of the Republic of Chile, incorporated by public deed on the date, January 30, 1982, executed in the

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         Notary of Santiago of Mr. Raul Ivan Perry Pefaur; the constituent abstract was registered in sheets 2.305 number 1.267 in the Registry of Commerce of Santiago in the year 1982 and was published in the Commercial Registry of the date, February 8, 1982.

4.2.     Corporate Authorizations
         ------------------------

         The Sellers are empowered with all the corporate faculties and powers necessary to subscribe and authorize this Stock Purchase and to effect the transactions herein contemplated and which have been approved by the Shareholder Meetings, the Board of Directors or administration of the Sellers, as required under applicable law. Those who appear in representation of the Sellers of this instrument are legally authorized to subscribe and execute this Stock Purchase in the representation vested in them and to obligate the Sellers in accordance with the terms of the same.

4.3.     Governmental and Third Party Authorizations
         -------------------------------------------

         The execution of this Stock Purchase on behalf of the Sellers does not require previous registry or notification, approval or authorization of third parties or of a governmental, judicial, or some other binding authority, by virtue of the terms of any law, decree or judicial resolution.

4.4.     Absence of Contravention
         ------------------------

         The grant of this Stock Purchase by the Sellers:

         i) does not contravene, conflict, or constitute a breach, non-compliance or violation of the provisions of the by-laws of the Sellers;


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         ii)   does not contravene or affect the rights of third parties, or a judicial resolution of a binding Governmental Authority that has jurisdiction over the Sellers;

         iii) does not constitute a breach, non-compliance or violation, loss of rights or benefits or assumption of responsibilities in virtue of (with or without prior notice or the passage of a determined period of time or both) any term or contractual condition, nor will it provoke the rescission, modification or anticipated expiration of any contract, agreement or obligation of the Company or of its Affiliates.

4.5      Shareholder Capital
         -------------------

(a) At December 31, 2003, the share capital of the Company amounted to $188,591,445,000, including the capitalization of the proportional revaluation of its own capital as at December 31, 2003 in accordance with Article 10 of Law 18.046, divided into 469,105,851 shares without nominal value, each of equal value, without privileges, of a same and sole series, each fully issued, subscribed and paid for. Through an increase in capital of the Company agreed to by the Extraordinary Shareholders Meeting held on September 24, 2003, it was agreed to issue 137,500,000 new paid shares. Of these 137,500,000 shares, 582,133 shares have been issued, subscribed, and fully paid for a total amount of $75,253,787, leaving the remaining 136,917,867 shares pending subscription and full payment. Those 582,133 shares were later issued, subscribed and fully paid on December 31, 2003, and therefore, the total shares subscribed and fully paid by today amount to 469,687,984.

         The Shares represent 40% of the shares issued, subscribed and fully paid of the Company and are free of Encumbrances as evidenced by share certificate numbers 7.937, 8.453 and 8.455, which are registered in Sellers name in the Shareholder Registry of the Company.

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         The Sellers possess valid, sufficient, and leviable title over the
         Shares, free of all Encumbrances.

         Upon transfer of the Shares in accordance with this deed, Redes reserves a direct and indirect stock participation in the Company of 233,785,757 shares, all issued, subscribed and fully paid, which represent 49.7747% of the total shares issued, subscribed and fully paid of the Company. Therefore, in this Stock Purchase, the control of the Company has not been transferred and remains with Redes. The previous representation and warranty delivered by the Sellers is essential for the Buyer to enter into the present contract.

         Except as set forth in ANNEX 1.17, there are no options, guarantees, rights or securities in favor of third parties which (i) obligate the Company to issue shares and (ii) obligate the Sellers to sell or transfer any share of the Company.

(b) At December 31, 2003, the corporate capital of Chilesat S.A. amounted to $102,221,935,959, including the capitalization of the proportional revaluation of its own capital as at December 31, 2003 in accordance with Article 10 of Law 18.046, divided into 262,897,263 shares without nominal value, each of equal value, without privileges, of a same and sole series, each fully issued, subscribed and fully paid.

         No options, guarantees, rights or securities exist (i) that obligate Chilesat S.A. to issue shares and (ii) that obligate the shareholders of Chilesat S.A. to sell or transfer any share of Chilesat S.A.

         The shares mentioned in the first paragraph of the letter (b) represent 100% of the shares issued, subscribed, and fully paid of Chilesat S.A. as evidenced in the share certificates numbers 1, 4, and 5, which are registered in Sellers' name and in the name of Inversiones San Luis S.A. in the Shareholder Registry of Chilesat S.A. These shares are subject to the Encumbrances set forth in ANNEX 1.17.

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(c)      ANNEX 1.17 describes the number of shares or rights into which the share capital of the Affiliates of the Company is divided, and the ownership of the Company with respect to said shares or rights.

         Except as set forth in ANNEX 1.17, there are no options, guarantees, rights or securities which (i) obligate the Affiliates to issue shares or rights, (ii) obligate the Company or the controllers of the Affiliates to sell or transfer any share or right of the Affiliates, or
         (iii) obligate the Company or the controllers of the Affiliates to buy or acquire shares or rights of the affiliates owned by their shareholders or minority owners.

         Except as set forth in ANNEX 1.17 or in the financial statements of the Company, the shares or property rights of the Company in the Affiliates or the rights of the Affiliates represent 100% of the shares issued, subscribed, and fully paid of the Affiliates and are free of Encumbrances.

4.6      Financial Statements
         --------------------

         The Financial Statements of the Company and its Affiliates as at December 31, 2003, duly audited by Ernst & Young, published and reported to the shareholders, to the SVS and to the Stock Exchanges of Chile (hereinafter referred to as the "Balance") are complete and correct, adequately reflect in all relevant aspects the financial condition of the Company and its Affiliates as at such date and the results of its operations for the period reflected in the same, all in accordance with the rules and regulations established by the SVS and the accounting principles of general acceptance in Chile, with the exceptions that may be contained in the notes of said balances.

         The information contained in Form 20-F of the Company and its Affiliates as at December 31, 2002, duly prepared by the Company, audited by Ernst & Young, and reported to the Securities and Exchange Commission ("SEC") of the United States

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         of America (hereinafter referred to as "20-F") is complete and correct, adequately reflects in all relevant aspects the financial condition of the Company and its Affiliates as at such date and the results of the operations for the 2002 period contained in said document, all in accordance with the rules and regulations established by the SEC and the accounting principles of general acceptance in the United States of America, with the exceptions which may be contained in the notes to said 20-F.

4.7.     Absence of Changes
         ------------------

         From December 31, 2003 through to the date of this Stock Purchase, the Company and its Affiliates have conducted their operations only within the ordinary course of business, and from the date of the Balance through to the date of execution of this Stock Purchase, to the Fair Knowledge and Understanding of the Sellers, there has been no event or incident that would result in a Relevant Detrimental Effect for the Company or its Affiliates.

4.8.     Liabilities
         -----------

         All of the Liabilities of the Company and its Affiliates at December 31, 2003 are reflected in their respective account records and in the Balance and are duly provisioned as required by the accounting principles generally accepted in Chile. The Net Debt as at March 31, 2004 will not exceed US$38,700,000 (thirty-eight million, seven hundred thousand dollars), as determined by the exchange rate observed on that date (this is $616.41 per dollar). Any amount over said figure will be treated as a Class A Claim. In the event that the Net Debt is less than US$35,000,000 (thirty-five million dollars), it will be treated as a relevant favorable event, as set forth in both paragraphs of Section
         7.4.6 below.

         For purposes of the determination of the Net Debt, the liability with British Telecom referred to in Note 24 of the Balance will be valued taking into consideration the

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         agreement between the corresponding parties, which is evidenced in the public deed executed on April 2, 2004 in the Notary of Santiago of Mr. Raul Undurraga Laso.

         In the event that the Working Capital deficit calculated on March 31, 2004 is greater than -US$4,119,000 Dollars (negative four million, one hundred nineteen thousand Dollars), then the increase of the deficit will be added in its absolute number to the Net Debt and will be considered for the calculation of the Net Debt for all purposes indicated in the first paragraph of this Section 4.8.

4.9.     Lawsuits
         --------

         All of the pending judicial processes and judicial complaints validly notified to the Company or its Affiliates, both in Chile and abroad, and that individually amount to more than US$50,000 (fifty thousand dollars) or the equivalent in pesos or other currency, are set forth in the notes to the Balance. The pending judicial processes and judicial complaints validly notified to the Company or its Affiliates both in Chile and abroad which individually involve amounts of less than US$50,000 (fifty thousand dollars), do not involve a total aggregate amount which exceeds the amount of US$100,000 (one hundred thousand dollars). As to the Fair Knowledge and Understanding of the Sellers, no pending judicial proceeding before any tribunal, arbitrator or Governmental Authority exists which could give rise, either jointly or individually, to a Relevant Detrimental Effect, or in any way significantly damage the Company's ability to conduct its business, except for the antecedents reflected in the notes to the Balance.

4.10.    Intermediary Commission
         -----------------------

         With the one exception of Santander Investment Chile Ltda. and Cicerone Capital LLC, whose fees and expenses will be paid for by the Sellers, no investment bank, broker or other intermediary has been contracted or authorized to act in the

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         representation of the Sellers in the transfer of the Shares contemplated by this Stock Purchase.

4.11.    Municipal Permits and Permissions
         ---------------------------------

         The Company and its affiliates have the necessary municipal permits and permissions of Governmental Authority to conduct their operations in the form in which they are currently doing.

4.12.    Telecommunications Concessions
         ------------------------------

         The Company and its Affiliates are holders of the concessions of telecommunications and their modifications set forth individually in ANNEX NO. 4.12 of this Stock Purchase, which are sufficient in the Fair Knowledge and Understanding of the Sellers to conduct their business in a form substantially similar to that which they have been doing through this date. In addition, the Sellers do not have knowledge that said concessions are subject to termination or forfeiture as a result of acts or fault attributable to their concession holders, nor that the works and facilities through which the licensed services are tendered have not been duly authorized by Subtel, except from those which may be in process of constitution or authorization.

4.13.    Environment
         -----------

         The Company and its Affiliates comply with the laws and regulations in force regarding environmental protection applicable to their operations and have not received any warning or notification from a governmental authority of a claim resulting from a violation of environmental protection laws or regulations.

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4.14.    Intellectual Property
         ---------------------

         The trademarks owned by the Company and its Affiliates which are registered in their respective names in the Department of Industrial Property of the Ministry of Economy, Development and Reconstruction of Chile are set forth in ANNEX No. 4.14 of this Stock Purchase. All trademarks registered by the Company and its Affiliates in order to conduct their business are included in said Annex.

4.15.    Labor and Retirement Issues
         ---------------------------

         The Company and its Affiliates have complied with the laws and regulations in labor, retirement and social security matters applicable to their operations and have fully and duly paid the adequate remunerations and benefits for employees, as well as withholding taxes, social security and health contributions to which they are obligated. The Company and its Affiliates have not subscribed individual or collective agreements, or contracts in virtue of which payments would exist in excess of those contemplated by applicable labor laws, in the event which would result in the termination of employment of one of their employees. If they do exist, they do not represent more than US$300,000 in the aggregate.

         With respect to the stock options in favor of employees of the Company and its Affiliates, they are not redeemable in shares of the Company and its Affiliates, rather only in money. The Sellers will be responsible for any payment which may be required in accordance with their terms, without any right to seek reimbursement subsequently from the Company or its controllers.

4.16.    Property
         --------

         The Company and its Affiliates are owners, or, in the alternative, lessees of all real property, buildings, furnishings, vehicles and installations which are necessary for the Company and its Affiliates to continue to operate in a form substantially similar

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         to that in which they have operated through today. As to the Fair
         Knowledge and Understanding of the Sellers, no personal property alluded to is subject to Encumbrances, expect for those duly reflected in notes to the Balance.

4.17.    Taxes
         -----

         Except as provisioned or indicated in the Balance and to the Fair Knowledge and Understanding of the Sellers:

         (i) all of the Tax filings and forms (the "Filings") which must be made by the Company and its Affiliates to the tax authorities have been timely made;

         (ii) all of the Taxes due, accrued and payable in connection with the business of the Company and its Affiliates have been timely and duly paid or provisioned;

         (iii) no contingencies exist for the Company or its Affiliates as a result of any violation of applicable tax laws and regulations which would result in Relevant Detrimental Effect for the Company and its Affiliates.

         The Sellers declare that to their Fair Knowledge and Understanding, the tax loss of Chilesat S.A. at December 31, 2002 was reviewed without major objections by the Internal Tax Service during the 2003 year. For this purposes, major objections are understood as differences greater than US$1,000 (one thousand dollars). The tax losses as at December 31, 2003 are estimates, inasmuch as the tax balance sheet is submitted during the month of April of 2004.

4.18.    Public Information
         ------------------

         The public information presented by the Company before the SVS and Subtel reasonably reflects the economic, financial, legal and operational situation of the

         Company and its Affiliates, and on the date on which it was presented and to the Fair Knowledge and Understanding of the Sellers, no relevant information has been omitted that should have been included in said presentations.

4.19.    U.S.A. and Colombia Affiliates
         ------------------------------

         The state of the Affiliates in the United States of America and in Colombia is reflected in detail in Note 2 (D) of the Balance. As indicated on the Balance, the situation of these two Affiliates does not have nor may it have a Relevant Detrimental Effect for the Company. The Company does not have Affiliates in Venezuela.

4.20.    Legal Compliance
         ----------------

         The Sellers, to their Fair Knowledge and Understanding, do not have knowledge of non-compliance with legal, regulatory or administrative resolutions which could give rise to a Relevant Detrimental Effect.

4.21.    EBITDA
         ------

         The EBITDA of the Company as at December 31, 2003 as set forth in the profit and loss statement included in the Balance amounts to $3,399,000,000 (three billion, three hundred ninety-nine million pesos). After discounting the effect of the close of operations of Affiliate Texcom USA in April of 2003, the EBITDA of the Company increases by $1,290,000,000 (one billion, two hundred ninety million Chilean pesos), resulting in total amount of EBITDA as at December of 2003, as adjusted by the effect of Texcom USA during this period, of $4,689,000,000 (four billion, six hundred eighty-nine million pesos).

4.22.    Validity of the Representations and Warranties of the Sellers
         -------------------------------------------------------------

         The representations and warranties of the Sellers contained in this Stock Purchase and in the Annexes refer solely and exclusively to events, acts or omissions occurring in the period between April 26, 2002 and the date indicated at the beginning of this instrument.

         The only representations and warranties the Sellers have made in relation to the Company and its Affiliates, or that in some way are related to the Shares, are those expressly contained in this Stock Purchase and its annexes. Without prejudice to the aforementioned, neither the Sellers nor any dependent Person has made a representation or authorized a warranty to the Buyer with respect to the economic and financial condition of the Company and its Affiliates, except for that expressly established in this Stock Purchase, nor have the Sellers, nor any Person acting in their representation made a representation or authorized any warranty in relation to the projections or future profitability of the Company and its Affiliates.

FIFTH:   REPRESENTATIONS AND WARRANTIES OF THE BUYER

Through this act the Buyer, for the exclusive benefit of the Sellers, agrees to the following representations and warranties:

5.1.     Constitution and Existence of the Buyer
         ---------------------------------------

         The Buyer is validly incorporated and existing under the laws of Chile.

5.2.     Corporate Authorizations
         ------------------------

         The execution of this Stock Purchase is within the corporate capacities of the Buyer, who has performed all legal and statutory requirements and granted all authorizations required for said purposes. The execution of this Stock Purchase constitutes a valid and binding contract for the Buyer and compliance in accordance with its terms may be demanded.

         The signatory of this Stock Purchase in representation of the Buyer has the legal capacity to do so under the terms of the document empowering him to sign and has the legal capacity to bind the Buyer in accordance with the terms of the Stock Purchase.

5.3.     Governmental and Third Party Authorizations
         -------------------------------------------

         Neither the execution of this Stock Purchase nor compliance with the same by the Buyer requires approval or authorization from third parties or any governmental authority.

5.4.     Absence of Contraventions
         -------------------------

         Neither the execution of this Stock Purchase nor performance hereunder by the Buyer:

         (i)    contravenes or is in conflict with the by-laws of the Buyer;

         (ii) contravenes or constitutes a violation of a legal norm, regulation, precautionary measure, obligatory order or decree for the Buyer.

5.5      Fees of Intermediaries
         ----------------------

         No investment bank, broker or intermediary has been contracted or authorized by the Buyer to act in its name on such terms as would provide a right to receive a commission or fee from any of the Sellers by virtue of this Stock Purchase.

5.6      Lawsuits
         --------

         No pending actions, complaints, investigations or proceedings exist, or in the knowledge of the Buyer, constitute a threat before an administrative, special or ordinary tribunal, arbitral tribunal or a government authority, that could impede, create an obstacle for, or alter the transfer of the Shares contemplated in this Stock Purchase.

5.7.     Declared Information
         --------------------

         The Buyer is an experienced investor who has knowledge of the commercial customs, practices and regulatory frameworks of the sector in which the Company and its Affiliates operate, the information delivered by the respective regulatory authorities of capital markets and the telecommunications sector to the general public, and the Buyer declares to have had sufficient opportunity to perform a review and analysis of the telecommunications sector and of the legal, judicial, economic, financial and operational condition of the Company which are available to the general public on the basis of having been published and/or delivered in Chile and in the United States of America to the regulatory authorities of the telecommunications sector or the sector of capital markets of the aforementioned countries and to their respective Stock Exchanges (public "hechos esenciales", records, balances, statements, FECUS, Schedules 13D, Forms 20-F, etc.), all of which, together with the representations and warranties contained in this instrument have been considered by the Buyer as adequate to evaluate the merits and risks related to the purchase of the Shares which is the object of this instrument.

5.8.     Validity of the Representations and Warranties of the Buyer
         -----------------------------------------------------------

         The Representations and warranties of the Buyer contained in this instrument are truthful on this date and in all relevant aspects, except for those facts which, under reasonable criteria, should not produce a Relevant Detrimental Effect for the Sellers.

SIXTH:   INFORMATION OF THIS STOCK PURCHASE TO THIRD PARTIES

Within two Business Days following the execution of this Stock Purchase, the parties agree to report the existence of this Stock Purchase in accordance with the format for notification attached as ANNEX NO. 6 of this instrument to the SVS, the Securities and Exchange Commission, and to the stock exchanges of Chile and the United States of America, and to any others to whom it might be necessary.

Except for the information and notifications required under applicable law and the delivery of a copy of this Stock Purchase to the holders of joint sale or tag along rights and to those obligated by Drag Along Shares; the parties may not make any publication in reference to this Contract and its Annexes without previously agreeing to its content.

SEVENTH: SURVIVAL AND INDEMNITY

7.1.     Survival
         --------

         The Representations and warranties stipulated in the Fourth and Fifth Clauses of this Stock Purchase will survive the execution of this Stock Purchase for a maximum period of 90 days, except for those referred to as Taxes, which will survive for a period of 24 months, calculated from the date of this Stock Purchase indicated in the heading of this instrument. Nevertheless, no representation or warranty will survive for a longer period than legally prescribed in the event that such period expires before the date here indicated.

         Once the time periods previously referred to have expired, no party will be able to initiate a claim, action, or judicial or extrajudicial proceeding against the other party with respect to violations of or non-compliance with the aforementioned representations and warranties.

7.2.     Indemnifications
         ----------------

7.2.1 Subject to Clause 7.1, the Sellers will indemnify the Buyer with respect to any damage, debt or loss in accordance with the economic value duly accredited of said damage, debt or loss (in the case of damage, debt or loss corresponding to obligations that should be paid in the future, for the purpose of determining their present value, a discounted rate will be applied, 5% real and 7.5% nominal, depending on the case), including, among others, the reasonable and documented expenses of investigation and legal fees, and (the "Damages") suffered by the Company or the Buyer that originate exclusively from any non-compliance or violation of the representations or warranties contained in the Fourth Clause of this Stock Purchase and provided that the Damage refers exclusively to the period after April 26, 2002.

         The obligation to indemnify will be subject to the following additional dispositions:

(1) The total amount to be paid by the Sellers to the Buyer as indemnification in accordance with 7.2.1 above will not exceed in any event the maximum amounts indicated in 7.2.1.(3).

(2)      Classification of Claims that May Be Notified by the Buyer to the
         -----------------------------------------------------------------
         Sellers:
         -------

2.a)     Class A Claims:
         --------------

         Class A Claims are defined as all those amounts which must be paid, which have their origin in differences in the Net Debt or in the Working Capital with respect to the limits set forth in 4.8 and which are determined in the manner which is indicated below:

         For purpose of determining the Net Debt and the Working Capital, the parties agree to the following procedure:

(i) The auditing firm of Ernst & Young will audit the amounts allotted to Net Debt and Working Capital at March 31, 2004. In order to determine the value of the Net Debt, it will apply the correction factors and will follow the procedure and mechanics agreed to by the parties in ANNEX 1.12. For purpose of determining the value of the Working Capital, Ernst & Young will follow the procedure and mechanics agreed to by the parties in ANNEX 1.8. For these purposes, Ernst & Young will have a time period of 20 days calculated from this date, within which it shall elaborate and deliver a report simultaneously to each party, in which it will indicate the amount of Net Debt and Working Capital, which result from the audit.

(ii) Once the report of Ernst & Young has been received, the parties will have a total time period of 7 days calculated from the date of receipt to formulate and deliver to the other its observations to said report.

(iii) Within the 5 days following the expiration of the time period indicated in (ii), the parties will meet to attempt to reach a mutually acceptable agreement with respect to the amount of the Net Debt and the Working Capital.

(iv) In the lack of total or partial agreement, the parties will have 2 Business Days calculated from the expiration of said time period of 5 days indicated in (iii) to petition PriceWaterhouseCoopers to prepare a final, absolute and definitive determination of the Net Debt and/or the Working Capital, as applicable, which shall be performed within the time period of 20 days. For these purposes, PriceWaterhouseCoopers shall follow the same methodology indicated in (i) previously.

(v) Once the amount of these Class A Claims is agreed to by the parties, or once said amount is determined by PriceWaterhouseCoopers, as the case may be, said amount will be paid to the Buyer through a deduction from the amount of US$17,000,000 (seventeen million dollars) which shall be deposited in escrow as provided in Section 7.2.7, a sum which may not, in any case, exceed U.S.$17,000,000 (seventeen million dollars). For this purpose, the Buyer will be able to solicit to the Arbitrator that he instruct the release of the amount of the Class A Claims, by delivering a copy of the agreement subscribed to between the Parties or of the final report of PriceWaterhouseCoopers.

2.b)     Class B Claims Formulated by the Buyer
         --------------------------------------

Class B Claims are denominated as all those claims, including those relative to Taxes (previous Section 4.17), formulated as set forth below.

Within the time period of 75 days calculated from this date, the Buyer shall deliver to the Sellers a list of all its Class B Claims, in which it shall clearly identify the Relevant Detrimental Effects and the amount of the Damage claimed for each of them, and which may be different from those referred to in
Section 2.a) above. Said list may only be complemented by new Relevant Detrimental Effects included in a list of equal characteristics delivered within 15 days following the conclusion of the time period of 75 days previously referred to.

(i) Calculated from the day of receipt of the relevant list, the Sellers will have a total time period of 15 days to exercise the option to accept the procedure or reject it, pursuant to mechanism established in
         (ii) and (iii) below, respectively.

(ii) If the existence of any Class B Claim is accepted, the Sellers, in their discretion, may either: (a) Demand that an amount equivalent to the Damage claimed by the Buyer is remain retained in the escrow indicated in ANNEX 3, as adjusted pursuant to the mechanism set forth in 7.2.2 below; or

         (b) Demand that the expert designated under paragraph (iv) below perform an economic valuation of said Damage, in accordance with the procedure set forth in paragraph (v) below.

         In the case of silence on the part of the Sellers it will be understood that they accept both the origin of the claim as well as its amount, and the mechanism indicated in letter (a) of this number (ii) will be followed.

(iii) If the existence of one or more Class B Claims is rejected, the Sellers will have the right to petition the arbitrator designated in this contract, within the same time period set forth in (i) above. In the request to the arbitrator, with respect to each Class B Claim, Sellers shall indicate, in the event that the arbitrator determines the validity of said claim, whether they elect (a) to use the amount of Damage evaluated by the Buyer as the amount which shall remain subject to the deposit in escrow indicated in ANNEX 3 as adjusted pursuant to the mechanism set forth in 7.2.2 below; or (b) to solicit the arbitrator to proceed with the valuation of the Damage in accordance with the procedure indicated in paragraph (v) below. In any event, to in order to determine the validity or not of the Class B Claim which is the subject of arbitration, the arbitrator will have a time period of 60 days from the initiation of the arbitration. For this purpose, both parties shall submit their arguments in writing regarding the validity or lack thereof of the claim within the total time period of 10 days, calculated from the date of initiation of the arbitration.

(iv) For purpose of this clause, the parties hereby designate Mr. Jorge Lesser as expert, and if he cannot or does not want to accept the responsibility, Mr. Luis Hernan Cubillos Sigall, and if he cannot or does not want to accept the responsibility, Mr. Jorge Selume Zaror.

(v) Within 15 days calculated from the date of the presentation of the Class B Claims whose validity was accepted by the Sellers pursuant to letter (b) of paragraph (ii), or from the date when the judgment of the arbitrator indicated in paragraph (iii) has declared the validity of such claim (and the Sellers having elected for the alternative expressed in letter (b) of cited paragraph (iii)); the designated expert will receive the Class B Claim, the Sellers' report with respect thereto, and the judgment of the arbitrator, if applicable, so that the determination of the economic value of said claim may proceed to its final and definitive determination. The expert will have a time period of 30 days to prepare his report and may meet jointly or separately as many times as is convenient with the parties during this time period. The parties hereby declare that they agree to act in good faith and diligently with the purpose of cooperating with the expert in the performance of his task.

         Once the report of the expert has been provided to the parties in accordance with Section 9.1 of this contract and to the Arbitrator in his domicile, the latter shall instruct the trustee of the escrow already referred to above to release and deliver to the Buyer the amount of Damage determined by the expert, as adjusted pursuant to the mechanism set forth in 7.2.2 below.

(vi) From the list of the Relevant Detrimental Effects described in paragraph 2.b), all those Relevant Detrimental Effects which individually exceed the amount of US$50,000 (fifty thousand dollars) will be considered Class B Claims.

(vii) The maximum amount to be indemnified by the Sellers to the Buyer for Class B Claims will amount to US$17,000,000 (seventeen million dollars). The Sellers will only be able to opt to maintain the amounts in escrow pursuant to (ii)(a) and (iii)(a) to the extent that the Damages are due to contingencies that still have not been verified.

         In any case, the maximum amount to be retained for these Class B Claims will be US$17,000,000 (seventeen million dollars), and said maximum amount to be retained will be reduced by the amounts effectively paid due to Class A and Class B Claims as provided above.

2.c)  Class C Claims:
--------------------

         Class C Claims are defined as all claims relative to Taxes (Section
         4.17 above) which individually exceed US$50,000 (fifty thousand dollars) and that are communicated by the Buyer to the Sellers within the period of time between day 91 and day 365 following the date of execution of this stock purchase.

         When the time period indicated in this paragraph 2.c) has expired, and without prejudice to the notifications that the Buyer has made to the Sellers during the period between day 91 and day 365, through application of this paragraph 2.c), the Arbitrator will prepare a list of all Class C Claims to the Sellers, which will continue or begin to be processed, depending on the particular case, in accordance with the procedure indicated in 7.4 below.

         The maximum amount to be indemnified by the Sellers to the Buyer for Class C Claims will amount to US$2,500,000 (two million five hundred thousand dollars).

2.d)  Class D Claims:
---------------------

         Class D Claims are defined as all those claims relative to Taxes (Section 4.17 above) which individually exceed US$50,000 (fifty thousand dollars) and which are communicated by the Buyer to the Sellers within the time period between day 366 and day 730 following the date of execution of this stock purchase.

         When the time period indicated in this paragraph 2.d) has expired, and without prejudice to the notifications that the Buyer has made to the Sellers during the period between day 366 and day 730, through application of this paragraph 2.d), the Arbitrator will prepare a list of all Class D Claims to the Sellers, which will continue or begin to be processed, depending on the particular case, in accordance with the procedure indicated in 7.4 below.

         The maximum amount to be indemnified by the Sellers to the Buyer for Class D Claims will amount to US$1,000,000 (one million dollars).

2.e)     Class E Claims:
------------------------

         These correspond to the following Relevant Detrimental Event: the collection of a credit by one or more of the preferred creditors included in the roster of preferred creditors which was presented in the precautionary judicial agreement of the Company according to the rescheduling contract of Telex-Chile S.A. dated, October 5, 1999, other than Banco de la Provincia de Buenos Aires. The maximum amount to be indemnified for this Class E Claim will be US$1,058,000. The procedure for indemnification of this Class E Claim will be the procedure set forth in the Letter of Instruction to the Arbitrator (ANNEX 7.2.7).

(3)  Indemnification Ceiling
     -----------------------

3.a) The maximum amount to be indemnified by the Sellers to the Buyer as indemnification pursuant to 7.1, and once the different classes of claims indicated in 2) above are added together, will not exceed the maximum and total amount of US$17,000,000 (seventeen million dollars) in any event. Regardless of the aforementioned, if the sum of the Class A, B, C and D Claims have reached the referred to US$17,000,000, said maximum ceiling will be increased by the maximum amount indicated for the Class E Claims.

         Once the maximum amounts indicated in the previous paragraph have been paid, the Buyer hereby waives any rights, actions, or claims against the Sellers for indemnifications for any cause which may exist.

3.b) The indemnifications to be paid by the Sellers to the Buyer will be subject to the maximum amount corresponding to each class of claims and to the maximum amounts indicated in Section 3.a) above.

7.2.2 The obligation of indemnification of the Sellers within the established maximum limits in this clause are limited to 40% of the Damage suffered by the Company and its Affiliates. This percentage will be increased by the percentage of the total shares issued, subscribed, and fully paid by the Company which the Sellers sell to the Buyer within a 120-day time period calculated from this date, with a maximum of 77.44% (seventy-seven point forty-four percent) of said total. The indemnification will not be limited in any form by said percentages and will be fully paid by the Sellers to the Buyer in the sum in which the Net Debt exceeds US$38,700,000 (thirty-eight million, seven hundred thousand dollars), to which the amount in which the Working Capital negatively increases will be added, according to Section 4,8, in both cases, always respecting the maximum amounts referred to in 3.a).

7.2.3 Regardless of the amount which may be paid by the Seller as a consequence of one or more claims of any class, only the amount exceeding US$1,000,000 (one million dollars) will be indemnified. This deductible will apply totally or partially until it is totally used.

7.2.4 In no event will the Parties have the right to claim: (i) indirect damages; and/or (ii) loss of profit, this latter with the only exception of the interests and readjustments accrued by the Damages, both (i) an (ii) as a result of non-compliance or violation of the representations and warranties made by the parties pursuant to this Stock Purchase.

7.2.5 The Buyer waives any right to any actions or claims which originate as a result of acts, events or omissions of the Company and its Affiliates the existence of which was informed by the Sellers in this Stock Purchase or in the Annexes, or that relates to acts, events or omissions that have been publicly reported by the Company or its Affiliates to the SVS, the Securities and Exchange Commission, or the Stock Exchanges in Chile or in the United States.

7.2.6 The Buyer waives the right to proceed through an "accion resolutoria" [suit for enforcement of a right to terminate a contractual relationship] as a result of a breach by the Sellers of any of the representations or warranties set forth in this Stock Purchase, and as a result, will only be able to seek indemnification under the terms and conditions stipulated in the Seventh Clause.

7.2.7 For purposes of guaranteeing the payment of the indemnifications that may take place in accordance with the present clause, (i) Redes has established a deposit in escrow in accordance with ANNEX 3, and (ii) the parties will deliver a Letter of Instructions to the Arbitrator, with the purpose of regulating the withholdings and releases applicable to the escrow, all in accordance with the instruments entered into with this same date and which are attached as ANNEX 7.2.7.

7.3.     Indemnification Procedures of Class B Claims
         --------------------------------------------

         With respect to the Class B Claims the amounts for which have remained in deposit in escrow as referred to repeatedly, in the event that the contingency to which said claim refers to materializes through the notification of the applicable complaint, then the Buyer shall communicate such situation to the Sellers as soon as possible and in any case, within the period of 10 Business Days from the time said circumstance comes to the Buyer's knowledge, informing that such contingency has materialized. The Notification indicated in this clause will be denominated "Notice of Materialization of Class B Claim" (NMCBC), which should be sent in accordance with the procedure indicated in Clause 9.1 of this instrument (Notifications).

         In the event that the Buyer does not send the NMCBC to the Sellers within the time period of 10 Business Days indicated above, it will be irrevocably precluded from its right to be indemnified in accordance with the procedure set forth in the Seventh Clause.

         Within the time period of 5 Business Days calculated from the receipt of the NMCBC, the Sellers will be able to proceed to the indemnification payment that might result from said Class B Claim, in accordance with the terms and conditions established in this Seventh Clause, or assume the defense before the third party at their own cost, with the relevant amount remaining in escrow during said period. To this effect and in the time period indicated, the Sellers shall deliver a notification in response to the NMCBC, with a copy to the Arbitrator, indicating whether they opt for the payment or to assume the defense.

         Whether or not the Sellers have effected the indemnification payment which could have resulted from the Damage, and provided that they have not directly assumed the defense, they will have the right to participate in the defense of said actions, complaints, or proceedings, and will be responsible for their own costs and expenses. In any event, the Sellers will not be responsible under the terms contained in Clause
         7.2 if the Company, its Affiliates, or the Buyer agree to some settlement or waiver of rights, recourse, or procedural appeals without the previous written consent by the Sellers in connection with any claims, lawsuits, or proceedings which give rise to the indemnification obligation pursuant to the terms of this clause.

7.4.     Indemnification Procedures of Class C and D Claims
         --------------------------------------------------

7.4.1 The party that must be indemnified under the terms of Clause 7.2. 2(c) and 2(d), as well as for breaches by the Buyer to its representations and warranties included in the Fifth Clause as a result of any Damage (the "Indemnified Party"), shall notify, as soon as possible, and in any case, within the time period of 10 Business Days from the date it first learns about the existence of the fact which gives or could give rise to the indemnifiable Damage, to the party from whom said indemnification is sought (the "Indemnifying Party"), with a copy to the Arbitrator, describing the Damage suffered by the Indemnified Party, the Company, or its Affiliates, as applicable, or of the claim or of the initiation of a complaint, action or procedure which has been notified against the Indemnified Party, the Company or its Affiliates, and which gives rise, in the case of acceptance of such claim, complaint, action or procedure to indemnifications in accordance with the terms of this Contract. The notification indicated in this clause will be denominated "Notice of Claim," which shall be sent in conformity with the procedures set forth in Clause 9.1 of this instrument (Notifications).

7.4.2 In the event that the Indemnified Party does not send the Notice of Claim to the Indemnifying Party within the time period of 10 Business Days indicated, it will be irrevocably precluded from its right to be indemnified in accordance with the procedure set forth in the Seventh Clause.

7.4.3 In the event that the Indemnifying Party rejects the Notice of Claim whether because it deems that it does not give rise to any Damage or because the party is not responsible for the indemnification, it shall so inform the Indemnified Party within the time period of 5 Business Days from the receipt of the Notice of Claim, and the issue will be submitted to Arbitration in accordance with the procedure set forth in the Tenth Clause of this instrument at the petition of either of the Parties. In the event of silence of the Indemnifying Party, it will be understood that for all legal effects, it has rejected the Notice of Claim.

7.4.4 In the event that the Indemnifying Party accepts the Notice of Claim within the time period of 5 Business Days indicated in 7.4.3 above through delivery of a notice of acceptance ("Notice of Acceptance") within said time period in the manner indicated in Section 9.1 (Notifications), it will be able to proceed to the payment of the indemnification which might have resulted from the Damage to the Indemnified Party, in accordance with the terms and conditions established for each Party in this Seventh Clause, and it will have the right to subrogate itself in the rights of the Company, its Affiliates, or of the Indemnified Party, depending on the case, against the third party which has presented a claim, complaint, action or proceeding and/or against third parties who may have caused the Damage.

7.4.5 Whether or not the Indemnifying Party has or has not accepted the Notice of Claim or has or has not effected the indemnification payment which may have resulted from the Damage, the Indemnifying Party will always have the right to participate in the defense of said actions, complaints, or proceedings, and will be responsible for its own costs and expenses. In any event, the Sellers will not be responsible under the terms contained in Clause 7.2 if the Company, its Affiliates, or the Buyer agree to some settlement or waiver of rights, recourse, or procedural appeals without the previous written consent by the Sellers in connection with any claims, lawsuits, or proceedings which give rise to the indemnification obligation pursuant to the terms of this clause.

7.4.6 Any amount which should be indemnified by the Sellers to the Buyer in accordance with this Seventh Clause will be reduced or set off by a relevant favorable event, regardless of whether this event may have been verified before or after the harm to be indemnified in accordance with this clause, provided that said favorable event exists and is determined on the date the payment resulting from the damage indemnification has to be made. A favorable relevant benefit will be understood as any payment, reduced expense, or documented payment, obtained by the Company or its Affiliates as a result of a judgment or a favorable result in any judgment before an ordinary tribunal or by arbitration in which the Company or its Affiliates

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


         is a party as plaintiff, each one of which involves a value of at least US$50,000 and only for that portion which exceeds US$1,000,000. For this purpose, within the time period of 90 days calculated from this date, the Sellers will report the favorable economic benefits to the Buyer, indicating their economic value. To this effect, the Sellers may ask Ernst & Young if it has knowledge of one or more relevant favorable benefits. Once the list of relevant favorable benefits has been received, the parties may agree to its amount by mutual agreement or by submitting it to the decision of the Arbitrator and the expert, following the same procedure contemplated to that effect in 7.2 2.b).

         In the event that the resulting Net Debt is less than US$ 35,000,000 (thirty-five million dollars) by virtue of the procedure set forth in Clause 4.8 above, the amount corresponding to said difference will be considered in its totality as a favorable relevant event and the corresponding economic benefit will be fully applied without necessity that it be greater than US$50,000 (fifty thousand dollars).

         The relevant favorable effect may only be reduced or compensated by an obligation to indemnify conforming to the terms of this clause, and therefore, may not be utilized if said indemnification obligation on the part of the Sellers does not come into existence. In the case that the favorable relevant event corresponds to credits which should be charged and collected in the future, for the purpose of determining their present value, a 5% real and 7.5% rate of discount will be applied, depending on the particular case.

EIGHTH:  COMMITMENT NOT TO CONTRACT

         Without the previous authorization of the Buyer, the Sellers, including their affiliates, will abstain for a period of three years calculated from this date, in direct or indirect form, from contacting or enticing any employee of the Company and its Affiliates with a monthly remuneration greater than US$3,500 (three thousand, five hundred dollars) in its equivalent in national currency, such that the employee ends

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


         his or her labor relationship with his or her current employer, in the understanding that the aforementioned does not prohibit the Sellers from making offers of employment directed to the general public.

NINTH:   MISCELLANEOUS

9.1      Notifications
         -------------

         All communications or notifications to the Sellers or to the Buyer under this Stock Purchase should be effected personally, by a courier of international reputation, or by facsimile and will be understood as communicated or notified on the day of delivery if personally, after three Business Days if by courier, or on the same day of the date of receipt of the facsimile, always when receipt has been confirmed in the same manner by the receiver to the party that originally delivered it and will be delivered as follows:

         If to the Buyer
         ---------------

         Telefonos de Mexico, S.A. de C.V.
         Parque Via 190, Colonia Cuauhtemoc
         06599 Mexico, Distrito Federal
         Attn.:  Sergio Rodriguez
         Fax:  (52555) 592-6687

         With a copy to:
         --------------

         Sr. Juan Francisco Gutierrez
         Philippi, Yrarrazaval, Pulido y Brunner, Ltda.
         El Golf 40, piso 20
         Las Condes
         Santiago
         Fax:  (56) (2) 364-3780

         If to the Sellers
         -----------------

         Senores
         Redes Opticas S.A.
         Cerrito 1294, piso 8
         Buenos Aires 1010
         Argentina

         Attn.:  Sr. Horacio Reyser
         Fax:  54-11-48162469

         With a copy to:
         --------------

         Sr. Gerardo Varela A.
         Cariola Diez Perez-Cotapos y Cia. Ltda.
         Av. Andres Bello 2711, Piso 19
         Las Condes, Santiago
         Fax:  (56) (2) 360-4030

         Sr. Matias de Marchena V.
         Claro y Cia. Ltda.
         Apoquindo 3721, Piso 13
         Las Condes, Santiago

         Fax:  (56) (2) 367-3003

         In the case of copies of the notifications which are addressed to the Arbitrator, these will be addressed to the domicile indicated for him in the acceptance of the letter of instructions.

         All notifications made to Redes will be understood as effected to both Sellers. Thus, all notification effected by Redes will be understood as done by both Sellers.

9.2.     Contract Modifications and Exercise of Rights
         ---------------------------------------------

         a) This Stock Purchase may only be modified by written agreement between the parties.

         b) The lack or delay in the exercise by any of the parties of any right established in this instrument will not amount to a waiver of said right, except for that provided in Clauses 7.3 and 7.4.2 relative to the time period of 10 Business Days to deliver the NMCBC and the Notice of Claim respectively. In itself, the individual or partial exercise of said rights will not preclude their joint or total exercise, just as nor will it preclude the exercise of the remaining rights referred to in this instrument or which the law grants the parties.

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


9.3.     Expenses
         --------

         Each Party will pay its own expenses of legal counsel, other counsel and any other expenses incurred by said Party in relation to the present Stock Purchase and the performance of the transactions contemplated hereby. All notary, escrow included in ANNEX 7.2.7, arbitration, experts and registry expenses which arise as a result of the execution of the present Stock Purchase will be the responsibility of the Parties by halves.

9.4.     Successors and Transferees
         --------------------------

         No party may assign, neither totally nor partially, the rights and obligations emanating from this instrument, without the previous written consent from the other party.

9.5.     Applicable Law
         --------------

         The present Stock Purchase will be interpreted according to the laws of the Republic of Chile.

9.6.     Copies
         ------

         The present Stock Purchase is subscribed and executed in three copies of equal tenor and date, two remaining in the power of the Sellers and the other in the power of the Buyer.

9.7.     Complete Agreement
         ------------------

         This Stock Purchase and its Annexes constitute the sole, complete, and total agreement among the parties in relation to the stock purchase of the Shares which is the object of this instrument.

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


         The Annexes of this Stock Purchase duly initialed by the Sellers and the Buyer are understood to form an integral part of the same for all legal purposes.

9.8.     Headings
         --------

         The titles and headings of each clause or article have been included solely for the purpose of reference; they do not form part of the content of the respective clauses or articles and should not be considered in the interpretation of this Stock Purchase and its acceptance. The nullity or rescission of any clause or article of this Stock Purchase will not affect the validity and legal effect of the remaining clauses in the same.

9.9.     Solidarity
         ----------

         In this act and by the present instrument, Redes Opticas S.A. and Redes Opticas (Cayman) Corp., both acting duly represented as indicated in the appearance, constitute the guarantors and joint and several co-debtors with respect to compliance of all and each one of their respective obligations under this Contract.

9.10. Together with the execution of this instrument, the Parties sign the respective transfers of shares which evidence the Stock Purchase, which transfers form part of the same for all legal effects.

9.11. Present in this act, Mr. Eugenio Diaz Candia, National Identification Card Number 5.636.890-3 and Mr. Pedro Luciano Magnet Ferrero, National Identification Card Number 5.813.546-1, both in representation of Banmerchant S.A., declare that in the representation vested in them, they have knowledge of the stock purchase which this instrument evidences, and in this act they deliver to the Buyer shareholder certificate Number 7.937, representative of 37,528,468 shares of Chilesat Corp.

         S.A., sold to the Buyer in virtue of this instrument, who reports entire satisfaction and conformity therewith.

         Thus, Mr. Eugenio Diaz Candia and Mr. Pedro Luciano Magnet Ferrero, in representation of Banmerchant S.A., the latter in his capacity as agent of Redes Opticas S.A., receive in this act on behalf of the Buyer the payment of the purchase price of 37,528,468 shares sold by this stock purchase, rising to $5,788,015,620 (five billion, seven hundred eighty-eight million, fifteen thousand, six hundred twenty pesos) sum which is left in escrow in accordance with the terms provided in Clause
         7.2.7 above.

9.12 Exchange Rate. Each time a payment has to be made in connection with a Class B, C, D or E Claim and it is necessary to calculate it in dollars, the exchange rate publicly "observed" on the date in which the Arbitrator instructs the Agent (according to the definition of the term in the Deposit Agreement and Mandate) to proceed with the payment of the corresponding sums will be used, or alternatively that published on the date in which the payment is effected directly by the Indemnifying Party, as applicable.

TENTH:  ARBITRATION

10.1 Any conflict or controversy between the parties which may arise in connection with this Stock Purchase and of the acts herein contemplated, be they about the existence, validity, enforcement, rescission, termination, interpretation, application, compliance or non-compliance, execution, or other cause, including relative jurisdictional and competency questions regarding the arbitrator, will be resolved by an arbitrator acting arbitrator of equity (in the proceeding) and law (in the judgment) (Arbitro Mixto). The arbitrator will act as many times as necessary and his resolutions will not be susceptible to any appeal.

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


10.2 Through the present instrument, the parties designate Mr. Sergio Urrejola Monckeberg as Arbitro Mixto. If he does not desire or is unable to act or continue to act as such, the parties then designate in his place, Mr. Miguel Luis Amunategui Monckeberg, in the same capacity, and if he does not desire or is unable to act as an arbitrator or continue acting as such, the parties then designate in his place, Mr. Armando Alvarez Marin, in the same capacity. If none of the arbitrators mentioned above desires or is in the condition to accept or continue said appointment, the Arbitro Mixto will be named by mutual agreement between the parties, and in the event of a lack of said agreement, the naming of the arbitrator will be effected by an ordinary judge. In this event, the naming must necessarily fall to an attorney, who at the date of his or her naming, has been an Adjunct or Titled Professor for at least three years in the branches of Civil or Commercial Law in the law schools of the Universidad de Chile or of the Pontificia Universidad Catolica de Chile.

The capacity of Mr. Gerardo Varela Alfonso and of Mr. Matias de Marchena Vicuna to act in representation of the corporation Redes Opticas S.A. is demonstrated in the public deed of the minutes of the board of directors of said company, executed in the Notary of Santiago of Mr. Patricio Zaldivar Mackenna on April 19, 2004.

The capacity of Mr. Jorge Portillo Juarez and Mr. Juan Francisco Gutierrez Irarrazaval to act in representation of the corporation Telmex Chile Holding S.A. is demonstrated in the public deed of the minutes of the board of directors of said company, executed in the Notary of Santiago of Ms. Maria Gloria Acharan Toledo on April 19, 2004.

The capacity of Mr. Eugenio Diaz Candia and of Mr. Pedro Luciano Magnet Ferrero for Banmerchant S.A. is demonstrated in the public deed of December 15, 1997 executed in the Notary of Santiago of Mr. Gonzalo de la Cuadra Fabres.

      /s/ Gerardo Varela Alfonso            /s/ Matias de Marchena Vicuna
      --------------------------            ------------------------------
          Gerardo Varela Alfonso                Matias de Marchena Vicuna
                           p. Redes Opticas S.A.

      /s/ Gerardo Varela Alfonso        /s/  Matias de Marchena Vicuna
      --------------------------        ------------------------------
        Gerardo Varela Alfonso               Matias de Marchena Vicuna
                         p. Redes Opticas (Cayman) Corp.

      /s/ Jorge Portillo Juarez         /s/ Juan Francisco Gutierrez Irarrazaval
      -------------------------         ----------------------------------------
          Jorge Portillo Juarez             Juan Francisco Gutierrez Irarrazaval
                          p. Telmex Chile Holding S.A.

      /s/ Eugenio Diaz Candia           /s/ Pedro Luciano Magnet Ferrero
      -------------------------         --------------------------------
          Eugenio Diaz Candia               Pedro Luciano Magnet Ferrero
                          p. Banmerchant S.A.



                                       44